Filed Pursuant to Rule 433

Registration Statement No. 333-180300-03

May 22, 2014

$1,250,000,000

FLOATING RATE SENIOR NOTES DUE 2017

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Floating Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	May 22, 2014
Settlement date:	May 28, 2014
Maturity date:	May 26, 2017
Principal amount:	$1,250,000,000
Coupon:	3mL + 49bps
Public offering price:	100%
Interest payment dates:	February 26, May 26, August 26, and November 26. First payment on August 26, 2014. Subject to modified following business day convention.
Interest reset dates:	Each interest payment date
Interest determination dates:	Two London Business Days prior to each Interest Reset Date
Day count:	Actual/360
CUSIP:	22546QAM9
ISIN:	US22546QAM96
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

nabSecurities, LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Skandinaviska Enskilda Banken AB (publ.)

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior co-managers:	Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

$1,750,000,000

1.375% FIXED RATE SENIOR NOTES DUE 2017

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	May 22, 2014
Settlement date:	May 28, 2014
Maturity date:	May 26, 2017
Principal amount:	$1,750,000,000
Coupon:	1.375%
Public offering price:	99.971%
Interest payment dates:	May 26 and November 26. First payment on November 26, 2014.
Day count:	30/360
CUSIP:	22546QAL1
ISIN:	US22546QAL14
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

nabSecurities, LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Skandinaviska Enskilda Banken AB (publ.)

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior co-managers:	Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

$2,000,000,000

2.300% FIXED RATE SENIOR NOTES DUE 2019

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch

Note type:	Fixed Rate Senior Notes

Format:	SEC Registered

Minimum denomination:	$250,000 x $1,000

Trade date:	May 22, 2014

Settlement date:	May 28, 2014

Maturity date:	May 28, 2019

Principal amount:	$2,000,000,000

Coupon:	2.300%

Public offering price:	99.794%

Interest payment dates:	May 28 and November 28. First payment on November 28, 2014.

Day count:	30/360

CUSIP:	22546QAN7

ISIN:	US22546QAN79

Sole bookrunner:	Credit Suisse Securities (USA) LLC

Co-managers:

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

nabSecurities, LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Skandinaviska Enskilda Banken AB (publ.)

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Junior co-managers:	Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.